Exhibit 99.1

indie Semiconductor Enters Definitive Merger Agreement with Thunder Bridge Acquisition II, Ltd.

●	indie Semiconductor is a leading pure-play provider of next-generation semiconductor and software solutions for the rapidly growing Autotech market, enabling ADAS/Autonomous, Connectivity, User Experience and Vehicle Electrification applications

●	Business combination with Thunder Bridge Acquisition II, Ltd. (Nasdaq: THBR) positions indie to capitalize on >$2B of strategic backlog and an additional $2.5B in identified pipeline opportunities driven by deep relationships with Tier 1 automotive suppliers

●	Provides up to $495M in cash to the combined company before expenses, comprised of up to $345M cash held by Thunder Bridge II in trust and an upsized $150M fully committed common stock PIPE at $10.00 per share, including anchor investments from leading long-term institutional shareholders

●	Estimated post-transaction equity value of approximately $1.4B based on current assumptions; expected to be listed on the Nasdaq under the ticker symbol INDI following an anticipated transaction close in the first quarter of 2021

●	indie shareholders will rollover 100% of their equity positions through indie’s transition into the publicly listed entity

●	Net proceeds from the transaction to accelerate deployment of solutions to existing customers and fund pent-up demand for additional programs

Aliso Viejo, CA and Great Falls, VA – Dec. 15, 2020 – indie Semiconductor, a next generation automotive semiconductor and software innovator, and Thunder Bridge Acquisition II, Ltd. (Nasdaq: THBR), a special purpose acquisition company, today announced they have entered into a definitive agreement for a business combination that would result in the combined entity continuing as a publicly listed company. Upon closing of the transaction, the combined operating entity will be named indie Semiconductor, Inc. and will be listed on the Nasdaq Stock Market under the ticker symbol INDI. The transaction reflects an implied equity value for the combined company of roughly $1.4 billion.

indie is at the forefront of disruptive automotive megatrends spanning ADAS/Autonomous, Connectivity, User Experience and Vehicle Electrification. Today, indie’s automotive semiconductor portfolio addresses a $16 billion market, according to IHS, which is expected to exceed $38 billion by 2025 driven by strong demand for silicon and software content in automobiles. indie’s best-in-class, mixed signal system-on-a-chip (SoC) solutions are currently on 12 Tier 1 approved vendor lists, contributing to a strategic backlog position of more than $2 billion defined as projected revenues based on existing contracts, design and pricing terms and historic production trends.

“Thunder Bridge II has found an outstanding merger partner in indie Semiconductor,” said Gary Simanson, president and CEO of Thunder Bridge II. “Donald McClymont and his team have established a leadership franchise with a differentiated product offering, having shipped over 100 million units to Tier 1 automotive suppliers globally. By virtue of our combination, we believe that indie will have the financial firepower to accelerate the Company’s strategic growth initiatives and help create an Autotech pureplay powerhouse.”

“indie is empowering the Autotech revolution with our highly innovative system solutions,” said Donald McClymont, indie’s co-founder, chairman and chief executive officer. “Our mixed signal SoC platforms are enabling a diverse set of rapidly emerging automotive megatrends that have reached an inflection point. Accordingly, we are excited to partner with Thunder Bridge II at this key growth juncture to capitalize on our existing design win pipeline, extend indie’s product reach, drive scale and further consolidate within Autotech, ultimately creating shareholder value as a public company.”

Upon the closing of the transaction, the combined company will be led by indie’s management team. Prior to founding indie, Donald McClymont held executive roles at Axiom, Skyworks and Conexant. He is joined by Co-founder and President Ichiro Aoki, Ph.D., and Co-founder and Chief Technology Officer Scott Kee, Ph.D., as well as Chief Financial Officer and EVP of Strategy, Thomas Schiller, who previously led highly successful IPOs and M&A initiatives at Skyworks, Conexant and Rockwell Semiconductor Systems. Together, the indie management team has demonstrated a track record of scaling new business and creating extraordinary shareholder value. indie is headquartered in Aliso Viejo, California, and has a global footprint of design centers and sales offices across the U.S., Europe and Asia.

Transaction Overview

The transaction reflects an implied equity value of the combined company of $1.4 billion, based on current assumptions, with a $10.00 per share PIPE subscription price. Upon closing, the combined company will receive up to $495 million in cash, comprised of a $150 million PIPE and up to $345 million in cash held in trust by Thunder Bridge II, assuming no redemptions by THBR shareholders. The boards of directors for both indie and Thunder Bridge II have unanimously approved the proposed business combination, which is expected to be completed in the first quarter of 2021, subject to, among other things, the approval by Thunder Bridge II’s shareholders, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the receipt of certain regulatory approvals, and approval by The Nasdaq Stock Market to list the securities of the combined company.

Additional information about the proposed transaction, including a copy of the master transaction agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Thunder Bridge II with the SEC and available at www.sec.gov. More information about the proposed transaction will also be described in Thunder Bridge II’s registration statement relating to the business combination, which it will file with the SEC.

Advisors

Morgan Stanley & Co. LLC is serving as sole financial advisor and lead private placement agent to Thunder Bridge II. Deutsche Bank Securities is serving as lead financial advisor and lead capital markets advisor to indie Semiconductor and joint private placement agent to Thunder Bridge II. Goldman Sachs and Nomura Greentech are also serving as financial advisors to indie Semiconductor. Nelson Mullins Riley & Scarborough, Littler Mendelson and Ellenoff Grossman & Schole are serving as legal advisors to Thunder Bridge II while Loeb and Loeb as well as Rodriguez Wright are serving as legal advisors to indie Semiconductor.

Investor Conference Call

indie and Thunder Bridge II will host a joint investor conference call to discuss the proposed transaction today, December 15, 2020 at 8:00 a.m. ET.

To listen to the conference call via telephone dial (877) 451-6152 (U.S.) and (201) 389-0879 (international callers/U.S. toll) and enter the conference ID number 13714088. To listen via webcast, go to https://indiesemi.com/investors. A telephone replay will be available until midnight on Tuesday, December 29, 2020 at (844) 512-2921 (U.S.) and (412) 317-6671 (international callers/U.S. toll) and conference ID number 13714088.

About Thunder Bridge Acquisition II, Ltd.

Thunder Bridge Acquisition II, Ltd. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In August 2019, Thunder Bridge Acquisition II consummated a $345 million initial public offering (the “IPO”) of 34.5 million units (reflecting the underwriters’ exercise of their over-allotment option in full), each unit consisting of one of the Company’s Class A ordinary shares and one-half warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Thunder Bridge II’s securities are quoted on the Nasdaq stock exchange under the ticker symbols THBRU, THBR and THBRW.

About indie

indie is empowering the Autotech revolution with next generation automotive semiconductors and software platforms. We focus on EDGE sensors for Advanced Driver Assistance Systems including LiDAR, connected car, user experience and electrification applications. These technologies represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces transform the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. We are an approved vendor to Tier 1 partners and our solutions can be found in marquee automotive OEMs around the world. Headquartered in Aliso Viejo, CA, indie has design centers and sales offices in Detroit, MI, Austin, TX, Boston, MA, Edinburgh, UK, Dresden, Germany and Wuxi, China.

Please visit us at www.indiesemi.com to learn more.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

For additional information on the proposed transaction, see Thunder Bridge II’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, Thunder Bridge II intends to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus of Thunder Bridge II, and will file other documents regarding the proposed transaction with the SEC. Thunder Bridge II’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about indie, Thunder Bridge II and the proposed business combination. Promptly after the Form S-4 is declared effective by the SEC, Thunder Bridge II will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and stockholders of Thunder Bridge II are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Thunder Bridge II with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Thunder Bridge Acquisition II, Ltd., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Secretary, (202) 431-0507.

Participants in the Solicitation

Thunder Bridge II and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Thunder Bridge II will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about Thunder Bridge II’s directors and executive officers and their ownership of Thunder Bridge II ordinary shares is set forth in Thunder Bridge II prospectus, dated August 9, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

indie and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Thunder Bridge II in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding indie’s industry and market sizes, future opportunities for indie and Thunder Bridge II, indie’s estimated future results and the proposed business combination between Thunder Bridge II and indie, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Thunder Bridge II’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the transactions contemplated by the definitive agreement due to the failure to obtain approval of Thunder Bridge II’s shareholders, the failure to achieve the minimum amount of cash available following any redemptions by Thunder Bridge II shareholders, redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the automobile or semiconductor markets in which indie competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions, risk that indie may not be able to execute its growth strategies, including identifying and executing acquisitions; risks related to the ongoing COVID-19 pandemic and response; risk that indie may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in Thunder Bridge II’s final prospectus, dated August 9, 2019, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Thunder Bridge II’s other filings with the SEC. Indie cautions that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Thunder Bridge II and indie or the date of such information in the case of information from persons other than Thunder Bridge II or indie, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding indie’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Media and Investor Contact

indie Semiconductor

Pilar Barrigas

949-608-0854

Investor Relations

ir@indiesemi.com

Media Inquiries

media@indiesemi.com

Thunder Bridge Acquisition II, Ltd.

Gary A. Simanson

202-431-0507